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                                                                     Exhibit 5.1

                    [LETTERHEAD OF THE B.F. GOODRICH COMPANY]

                                                                   April 7, 1999


Board of Directors
The B.F. Goodrich Company
4020 Kinross Lakes Parkway
Richfield, Ohio  44286-9368

Directors:

         This opinion is being furnished in connection with the proposed registration under the Securities Act of 1933, as amended, of (1) up to 2,865,744 shares of common stock (collectively, the "Shares") of The B.F.Goodrich Company, a New York corporation (the "Company"), which are to be issued from time to time by the Company following the consummation of the merger (the "Merger") of Runway Acquisition Corporation, a Pennsylvania corporation and a wholly owned subsidiary of the Company, with and into Coltec Industries Inc, a Pennsylvania corporation, to the holders of convertible preferred securities issued by Coltec Capital Trust and (2) the Guarantee Agreement (the "Guarantee") and the Supplemental Indenture (the "Supplemental Indenture"), each to be dated as of April __, 1999, between the Company and The Bank of New York, as trustee. I have examined such corporate records and other documents, including the pre-effective Amendment No. 1 to the Registration Statement on Form S-3 relating to the Shares, the forms of the Guarantee and the Supplemental Indenture, together with the Prospectus contained in such Registration Statement and any amendments or supplements thereto (the "Registration Statement"), and have reviewed such matters of law as I have deemed necessary or appropriate for this opinion.

         Based on such examination and review, it is my opinion that, (a) when issued as contemplated by the Registration Statement, the Shares will be duly authorized, validly issued, fully paid and nonassessable and (b) each of the Guarantee and the Supplemental Indenture, when duly authorized, executed and delivered, will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. The opinion in clause (b) of the preceding sentence is limited to the extent that the enforceability of the Guarantee and the Supplemental Indenture may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of the rights of creditors generally and by general principles of equity (regardless of whether such enforceability is sought in a proceeding in equity or at law).

         I consent to be named in the Registration Statement as the attorney who passed upon the validity of the Shares and the enforceability of the Guarantee and the Supplemental Indenture, and to the filing of a copy of this opinion as an exhibit to the Registration Statement.


                                                 Sincerely,


                                                 /s/ Nicholas J. Calise
                                                 ------------------------------
                                                 Nicholas J. Calise
                                                 Vice President, Associate
                                                  General Counsel and Secretary